Exhibit 99.1
IMMEDIATE

Analysts: Tom O’Malley	Media: Jacque Sir Louis
(330) 384-7109	(330) 849-8877
FIRSTMERIT CORPORATION ANNOUNCES
ACCELERATED VESTING PLAN
Akron, Ohio – December 27, 2005 — FirstMerit Corporation (Nasdaq: FMER) today announced that the Compensation Committee of the Board of Directors approved the accelerated vesting of out-of-the-money and unvested stock options to purchase common stock of FirstMerit Corporation outstanding under the Corporation’s Amended and Restated 2002 Stock Plan (“2002 Plan”).
The decision to accelerate the vesting of these out-of-the-money outstanding unvested stock options (“Options”) was made primarily to reduce non-cash compensation expense that would have been recorded in the company’s income statement in future periods upon the adoption of Financial Accounting Standards Board Statement No. 123(R) “Share-Based Payment” in January, 2006. The Compensation Committee of the Board of Directors of the Corporation is authorized under the 2002 Plan to prescribe the time of the exercise of stock options and to accelerate the time at which stock options become exercisable. As a result of this decision, the Corporation expects to reduce the after-tax stock option expense it would have been required to record by approximately $2.4 million or $0.03 per share in 2006 and $1.6 million or $0.02 per share in 2007.
As a result of this vesting acceleration, options to purchase approximately 1.8 million shares of FirstMerit stock become exercisable immediately. These Options would have vested through February, 2008. Based upon the Corporation’s closing stock price of $26.32, on the date of accelerated vesting, all of the Options were out-of-the-money, that is, the Options’ exercise price was greater than the current market value of the Corporation’s stock. The number of shares, exercise prices and terms of the Options, subject to acceleration, remain the same.

ABOUT FIRSTMERIT CORPORATION
FirstMerit Corporation (Nasdaq:FMER) is a diversified financial services company, with assets of $10.3 billion as of September 30, 2005, and 160 banking offices in 24 Ohio and Western Pennsylvania counties. FirstMerit provides a complete range of banking and financial services to consumers and businesses through its core operations. Principal wholly-owned subsidiaries include: FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Title Agency, Ltd., FirstMerit Credit Life Insurance Company, and FirstMerit Community Development Corporation.
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